Exhibit 10.3

MANAGEMENT COMPENSATION AGREEMENT

between

NORTHWEST AIRLINES, INC.

and

NEAL S. COHEN

dated as of

May 2, 2005

MANAGEMENT COMPENSATION AGREEMENT

MANAGEMENT COMPENSATION AGREEMENT made as of the 2nd day of May, 2005 between Northwest Airlines, Inc., a Minnesota corporation (the “Company”) and Neal S. Cohen (the “Executive”).

PREAMBLE

The Company and Executive hereby desire to enter into a Management Compensation Agreement dated as of the date first above written.

1.     Terms of Employment.

1.1           Employment.  The Company agrees to employ Executive, and Executive agrees to be employed by the Company, on the terms and conditions set forth herein.

1.2           Position and Duties.  During the term of Executive’s employment hereunder, Executive shall serve as Executive Vice President & Chief Financial Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Company.  Executive shall devote substantially all his working time and effort to the business and affairs of the Company and its affiliates, provided that Executive shall be permitted to serve on the board of directors of one or more companies so long as such service does not interfere with Executive’s obligations hereunder and is in accordance with the Company’s policies.

2.     Compensation and Benefits.

2.1           Base Salary.  Executive’s Base Salary as of the Effective Date shall be $425,000.  Executive’s Base Salary in effect from time to time may only be reduced in connection with a base wage reduction generally applicable to salaried employees of the Company in an amount not more than any such reduction incurred by other senior executives of the Company after the Effective Date, calculated as a percentage of base salary, however, not to exceed twenty percent (20%) of Base Salary in effect on the date of such wage reduction; provided further, however, that any such reduction shall be disregarded for purposes of calculating the Severance Payment pursuant to Section 5.2(b) hereof.  Executive’s Base Salary shall be payable in accordance with the Company’s payroll policies.

2.2           Incentive Compensation Programs.  During the term of Executive’s employment hereunder:

(a)  Executive shall be entitled to receive from the Company, within ten (10) days after the date of this Agreement, a lump-sum cash payment in the amount of $200,000, less all applicable withholding taxes (the “Inducement Payment”); provided that, in the event Executive’s employment with the Company terminates on or before the first (1st) anniversary of the Effective Date, other than a termination by the Company without Cause or by Executive for Good Reason, Executive shall re-pay the full amount of the Inducement Payment to the Company within three (3) business days after the Date of Termination, and the Company shall have the right to offset any amount required to be repaid by Executive pursuant to this Section 2.2(a) against any other amounts payable to the Executive at the time of such termination of employment.

(b)  Executive shall be entitled to receive from the Company five cash payments of $100,000 each, less all applicable withholding taxes (the “Cash Retention Payments”), on May 1 of 2006, 2007, 2008, 2009 and 2010, so long as Executive remains an active full-time employee of the Company on the applicable payment date.

(c)  Executive shall be entitled to participate in the Company’s Key Employee Annual Cash Incentive Plan (the “KEACIP”) or any successor annual incentive plan beginning with the 2005 plan year, the terms and conditions of which shall be established from time to time by the Compensation Committee.  For the 2005 plan year, Executive shall receive a target incentive payment equal to 60% of Executive’s Base Salary (without reduction for the portion of 2005 that occurs prior to the Effective Date)so long as Executive remains an active full-time employee of the Company on the date the 2005 KEACIP is paid; provided, however, that (i) at the election of the Compensation Committee, Executive’s KEACIP payments may be payable in the form of a stock or phantom stock award with a vesting period of not less than six (6) months; and (ii) any KEACIP payments payable to Executive shall be subject to the provisions of the Bridge Agreement dated as of November 22, 2004 between the Company and the Air Line Pilots Association, International (the “Pilot Bridge Agreement”).

(d)  Executive shall be entitled to participate in the Company’s Long-Term Cash Incentive Plan beginning with the two year performance period commencing January 1, 2005, the terms and conditions of which shall be established from time to time by the Compensation Committee.  Any payments under the Long-Term Cash Incentive Plan shall be subject to the provisions of the Pilot Bridge Agreement.

(e)  Executive shall be entitled to receive on the Effective Date pursuant to the Company’s 2001 Stock Incentive Plan a non-qualified stock option award with respect to 150,000 shares of Common Stock, such option to have an exercise price equal to the fair market value of a share of Common Stock on the Effective Date and become exercisable in four equal installments on the first, second, third and fourth anniversaries of the Effective Date so long as Executive remains an active full-time employee of the Company on such dates, the terms and conditions of which award shall be set forth in a written agreement or other documentation which shall be provided to Executive by the Company’s Secretary.

(f)  Executive shall be entitled to receive on the Effective Date pursuant to the Company’s 1999 Stock Incentive Plan (i) a phantom stock award with respect to 100,000 shares of Common Stock, which award shall vest in six (6) installments consisting of five (5) equal installments of 16,666 shares each on each of the first five (5) six-month anniversaries of the date of grant and one (1) installment of 16,670 on the third anniversary of the date of grant so long as Executive remains an active full-time employee of the Company on such dates, and (ii) a phantom stock award with respect to 75,000 shares of Common Stock, which award shall vest in full on the fifth anniversary of the Effective Date so long as Executive remains an active full-time employee of the

Company on such date.  The terms and conditions of each phantom stock unit award granted pursuant to this Section 2.2(f) shall be set forth in a written agreement or other documentation which shall be provided to Executive by the Company’s Secretary.

(g)  All shares of Common Stock issued to Executive pursuant to the awards set forth in this Section 2.2 shall be covered by an effective registration statement filed by the Company with the Securities and Exchange Commission, provided that at the time of such issuance the Company remains a reporting company under the Securities Exchange Act of 1934, as amended, and is otherwise eligible to register such shares on a registration statement on Form S-8 (or a successor form).

2.3           Expenses.  During the term of Executive’s employment hereunder, Executive shall be entitled to receive prompt reimbursements for all reasonable business expenses incurred in performing services hereunder in accordance with the Company’s business expense reimbursement policies in effect from time to time.

2.4           Employee Benefit Programs of the Company.  Except as set forth below, Executive shall be entitled to participate while employed hereunder in the Company’s employee benefit programs at levels in effect from time to time for salaried employees at a level comparable to Executive, provided that Executive shall not participate in any severance pay plan maintained by the Company except to the extent necessary to receive any severance payments specifically provided for hereunder.

2.5           Retirement Plans.  Executive shall be entitled to participate in the Northwest Airlines Supplemental Executive Retirement Plan (the “SERP”) on the terms and conditions set forth in an Ancillary Agreement to be provided to Executive by the Company.  In addition, Executive’s account under the SERP shall be credited with $200,000 of benefit accruals.

2.6           Indemnification.  Executive shall be entitled to be indemnified by the Company in accordance with the indemnification provision set forth in the Company’s Articles of Incorporation or By-Laws (as either such document may be modified, amended or replaced from time to time, collectively, the “Governing Instruments”).

3.     Other Benefits.

3.1           Airline Pass.  In the event (A) Executive remains an active full-time employee of the Company continuously from the Effective Date through April 1, 2009 or (B) a Change in Control occurs prior to April 1, 2009 and Executive’s employment with the Company is terminated by the Company within six (6) months after the occurrence of the Change in Control, then Executive shall be entitled to receive, upon termination of employment, lifetime airline pass privileges for the personal use of Executive and his spouse or registered domestic partner and dependent children so long as spouses, registered domestic partners and dependent children of employees generally are eligible for non-revenue travel pursuant to the Company’s pass policies (hereinafter, “Eligible Individuals”).  Such airline pass privileges (the “Airline Pass”) shall entitle Executive and Eligible Individuals to travel on regularly scheduled domestic and international flights operated by the Company, subject to all charges and fees then applicable to active management employees of the Company and their dependents and pursuant to the Company’s pass policies in effect from time to time, with boarding priority of F1-R.  Executive shall be responsible for any personal income tax liability arising from such pass travel.  Notwithstanding the foregoing, all benefits under this Section 3.1 shall immediately and permanently cease in the event Executive violates the Company’s pass policies in connection with such travel and/or in the event that Executive is or becomes, at any time thereafter, an employee of any of the largest five (5) airlines in the United States (other than the Company) ranked by revenue passenger miles.

3.2           Medical and Dental Benefits.  In the event (A) Executive remains an active full-time employee of the Company continuously from the Effective Date through April 1, 2009 or (B) a Change in Control occurs prior to April 1, 2009 and Executive’s employment with the Company is terminated by the Company within six (6) months after the occurrence of the Change in Control, then, following Executive’s termination of employment and thereafter during the Executive’s lifetime, Executive and his eligible dependents shall be entitled to participate in the Company’s medical and dental plans generally applicable to all management employees of the Company under the same terms and conditions as shall apply to such management employees; provided, however, that if in the future Executive becomes employed by another employer, such coverage shall become secondary to any coverage provided by such employer for the period in which Executive is entitled to such coverage.  In addition, while employed by the Company hereunder, Executive shall be entitled to participate in the Company’s Medical Expense Reimbursement Program on the same terms and conditions generally applicable to other executives of the Company.

4.     Termination of Employment.

4.1           Upon Death.  Executive’s employment hereunder shall terminate upon his death.

4.2           By the Company.  The Company may terminate Executive’s employment hereunder at any time with or without Cause.

4.3           By the Executive.  Executive may terminate his employment hereunder at any time for any reason.

4.4           Notice of Termination.  Any termination of Executive’s employment hereunder (other than by death) shall be communicated by thirty (30) days’ advance written Notice of Termination by the terminating party to the other party to this Agreement; provided that no advance Notice of Termination of Executive for Cause by the Company is required.

4.5           Board/Committee Resignation.  Executive’s termination of employment for any reason, shall constitute, as of the Date of Termination and to the extent applicable, a resignation as an officer of the Company and a resignation from the board of directors (and any committees thereof) of any of the Company’s affiliates and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

5.     Payments in the Event of Termination of Employment.

5.1           Payments in the Event of Termination by the Company for Cause or Voluntary Termination by Executive.  If Executive’s employment hereunder is terminated by the Company for Cause, as a result of death or Disability or by Executive other than for Good Reason, the Company shall pay Executive (a) his accrued and unpaid Base Salary through the Date of Termination and (b) any vested or accrued and unpaid payments, rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of any written retirement, pension or other employee benefit or compensation plan maintained by the Company at the time or times provided therein.

5.2           Payments in the Event of Any Other Termination of Employment.  If Executive’s employment hereunder is terminated by the Company other than for Cause, or by Executive for Good Reason:

(a)  subject to Section 2.2(a) hereof, the Company shall pay Executive (i) his accrued and unpaid Base Salary through the Date of Termination, (ii) any incentive payment under the Key Employee Annual Cash Incentive Program, or any successor annual incentive plan, (the “Incentive Payment”) for any calendar year ended before the Date of Termination, (iii) a pro rata share (based on days employed during the applicable year) of the Incentive Payment Executive would otherwise have received with respect to the year in which the Date of Termination occurs, payable at the time the Incentive Payment would otherwise be payable to Executive; provided, however, that 100% of the Incentive Payment shall be determined solely with reference to the financial performance of the Company for the year (based on the goals previously established with respect thereto) (rather than a portion of the Incentive Payment determined on the basis of individual performance); provided, further, in the event that Company’s performance exceeds 100% of the financial performance target for the year, that portion of the Incentive Payment that would have, but for this Section 5.2(a), related to the achievement of the individual performance target shall be 100% and (iv) any vested or accrued and unpaid payments, rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of any written retirement, pension or other employee benefit or compensation plan maintained by the Company at the time or times provided therein.

(b)  subject to Section 2.2(a) hereof, in addition to the compensation and benefits described in Section 5.2(a), the Company shall pay Executive, no later than thirty (30) days following the Date of Termination, a lump sum cash payment (the “Severance Payment”) equal to the product of two (2) times the sum of (i) Executive’s annual Base Salary and (ii) the target Incentive Payment for Executive with respect to the year in which the Date of Termination occurs (or if no target has been set for that year, the target Incentive Payment for the immediately preceding year).

(c)           Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.2 by seeking other employment or otherwise, and no such payment shall be offset or reduced as a result of Executive’s obtaining new employment.

(d)           Notwithstanding anything else to the contrary in this Agreement, the Company’s obligation regarding the payments provided for in Section 5.2(b) hereof is expressly conditioned upon the execution, delivery and non-revocation of a general release in the form attached hereto as Attachment A.

5.3           Compliance with Tax Regulations.  All payments pursuant to this Section 5 shall be made in compliance with all applicable laws, rules and regulations, including without limitation the provisions of the American Jobs Creation Act of 2004 and all rules and regulations promulgated thereunder.

6.     Confidentiality; Non-Compete; Non-Solicitation; Non-Disparagement.

(a) While employed by the Company and thereafter, Executive shall not disclose any Confidential Information either directly or indirectly, to anyone (other than appropriate Company employees and advisors), or use such information for his own account, or for the account of any other person or entity, without the prior written consent of the Company or except as required by law.  This confidentiality covenant has no temporal or geographical restriction.  For purposes of this Agreement, “Confidential Information” shall mean all non-public information respecting the Company’s business, including, but not limited to, its services, pricing, scheduling, products, research and development, processes, customer lists, marketing plans and strategies, financing plans and the terms and provisions of this Agreement, but excluding information that is, or becomes, available to the public (unless such availability occurs through an unauthorized act on the part of the Executive).  Upon termination of this Agreement, Executive shall promptly supply to the Company all property and any other tangible product or document that has been produced by, received by or otherwise submitted to Executive during or prior to his term of employment, and shall not retain any copies thereof.

(b) Executive acknowledges that his services are of special, unique and extraordinary value to the Company.  Accordingly, so long as the Company has complied with its obligations set forth in Section 5 hereof, Executive shall not, without the consent of the Company, at any time prior to the first anniversary of the Date of Termination and except as provided in Schedule A attached hereto (i) become an employee, consultant, officer, partner or director of any air carrier which competes with the Company (or any of its affiliates) or (ii) whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates.

(c) While employed by the Company and thereafter, Executive agrees not to make any untruthful or disparaging statements, written or oral, about the Company, its affiliates, their predecessors or successors or any of their past and present officers, directors, stockholders, partners, members, agents and employees or the Company’s business practices, operations or personnel policies and practices to any of the Company’s customers, clients, competitors, suppliers, investors, directors, consultants, employees, former employees, or the press or other media in any country.

(d)  Executive agrees that, following his termination of employment, he will refer all inquiries by third parties regarding his employment with the Company to the Senior Vice President – Human Resources of the Company, and the Company agrees that, following Executive’s termination of employment, neither the Chief Executive Officer nor the Senior Vice President – Human Resources of the Company shall make, in response to any such inquiry, any untruthful or disparaging statements, written or oral, about Executive’s conduct during his employment with the Company.

(e)  Both the Company and Executive agree that any breach of the terms of this Section 6 by such party would result in irreparable injury and damage to the other party for which there would be no adequate remedy at law, and that, in the event of said breach or any threat of breach by such party, the other party shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach, without having to prove damages, in addition to any other remedies to which such party may be entitled at law or in equity. Executive further agrees that the provisions of the covenant not to compete are reasonable.  Should a court determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable.  The provisions of this Section 6 shall survive any termination of this Agreement and Executive’s term of employment.  The existence of any claim or cause of action or otherwise, shall not constitute a defense to the enforcement of the covenants and agreements of this Section 6.

7.     Successors and Assigns.

(a) This Agreement shall bind any successor to the Company, whether by purchase, merger, consolidation or otherwise, in the same manner and to the same extent that the Company would be obligated under this Agreement if no such succession had taken place.  In any agreement providing for the sale of all or substantially all of the Company’s assets, the Company shall cause the acquiring party to assume and agree to perform the Company’s obligations under this Agreement.

(b) This Agreement shall not be assignable by Executive.  This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

8.     Term.

The term of this Agreement shall commence on the Effective Date and end upon the Executive’s termination of employment.  The rights and obligations of the Company and Executive shall survive the termination of this Agreement to the fullest extent necessary to give effect to the terms hereof.

9.     Notices.

Notices and other communications provided for herein shall be in writing (which shall include notice by facsimile transmission) and shall be delivered or mailed (or if by graphic scanning or other facsimile communications equipment of the sending party hereto, delivered by such equipment), addressed as follows:

(a)  if to Executive, to the address set forth on the signature page hereto, and

(b)  if to the Company, c/o Northwest Airlines, Inc., 2700 Lone Oak Parkway, Eagan, Minnesota 55121, Attention:  Secretary,

or, in each case, to such other address as a party may from time to time designate in writing in accordance with this Section.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given when delivered if delivered by hand, when transmission confirmation is received if delivered by facsimile, three business days after mailing if mailed, and one business day after deposit with an overnight courier service if delivered by overnight courier.  Notwithstanding the foregoing, if a notice or other communication is actually received after 5:00 p.m. at the recipient’s designated address, such notice or other communication shall be deemed to have been given the later of (i) the next business day or (ii) the business day on which such notice or other communication is deemed to have been given pursuant to the immediately preceding sentence.

10.   Withholding.

All payments required to be made by the Company hereunder shall be subject to the withholding and/or deduction of such amounts as are required to be withheld or deducted pursuant to any applicable law or regulation.  The Company shall have the right and is hereby authorized to withhold or deduct from any compensation or other amount owing to Executive, applicable withholding taxes and deductions and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes or deductions.

11.   Certain Defined Terms.

As used herein, the following terms have the following meanings:

“Agreement” shall mean this Management Compensation Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance herewith.

“Base Salary” shall mean the annual base salary of the Executive in effect from time to time under Section 2.1.

“Board” shall mean the Board of Directors of the Company.

“Cash Retention Payments” shall have the meaning set forth in Section 2.2(b) hereof.

“Cause” shall mean with respect to termination by the Company of Executive’s employment hereunder (i) an act or acts of dishonesty by Executive resulting in, or intended to result in, directly or indirectly, any personal enrichment of Executive, (ii) an act or acts of dishonesty by Executive intended to cause substantial injury to the Company, (iii) material breach (other than as a result of a Disability) by Executive of Executive’s obligations under this Agreement which action was (a) undertaken without a reasonable belief that the action was in the best interests of the Company and (b) not remedied within a reasonable period of time after receipt of written notice from the Company specifying the alleged breach, (iv) Executive’s conviction of, or plea of nolo contendere to, a crime constituting (a) a felony under the laws of any country, the United States or any state thereof or (b) a misdemeanor involving moral turpitude or (v) a material breach of (a) the Company’s Code of Business Conduct or (b) the provisions of this Agreement.

“Change in Control” shall mean any one of the following, except to the extent that any such event results from or arises in connection with a re-organization plan approved by the court in a reorganization proceeding under Chapter 11 of the United States Bankruptcy Code:

(a)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the mean of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of Common Stock of Parent (the “Outstanding Parent Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, this subsection (a) shall not apply to the Investor Stockholders party to the Second Amended and Restated Stockholders’ Agreement dated as of December 23, 1993; or

(b)  Individuals who, as of the Effective Date, constitute the Board of Directors of Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Parent; or

(c)  Consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Parent through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Parent Stock and Outstanding Parent Voting Securities, as the case may be and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of such board, providing for such Business Combination; or

(d)  Consummation of (i) a complete liquidation or dissolution of Parent or (ii) the sale or other disposition of all or substantially all of the assets of Parent, other than to a corporation with respect to which following such sale or other disposition, (X) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such sale or other disposition of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be and (Y)  at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or other action of such Board, providing for such sale or other disposition of assets of Parent or were elected, appointed or nominated by the Incumbent Board.

“Common Stock” shall have the meaning set forth in Section 2.2(c) hereof.

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company or any subcommittee thereof.

“Date of Termination” shall mean, with respect to Executive, the date of termination of Executive’s employment hereunder after the notice period provided by Section 4.4.

“Disability” shall mean Executive’s physical or mental condition which prevents continued performance of his duties hereunder, if Executive establishes by medical evidence that such condition will be permanent and continuous during the remainder of Executive’s life or is likely to be of at least three (3) years duration.

“Effective Date” shall mean May 2, 2005.

“Eligible Individuals” shall have the meaning set forth in Section 3.1 hereof.

“Good Reason” shall mean with respect to an Executive, any one or more of the following:

(a) a reduction in Executive’s Base Salary or level of target incentive payment under the KEACIP or any successor annual incentive plan (except as permitted hereunder);

(b) any material change in Executive’s job responsibilities, provided that as long as Executive retains a substantial portion of his then current oversight responsibilities, a transfer of a portion of such oversight responsibilities shall not in and of itself constitute a material change in Executive’s job responsibilities;

(c) the relocation of the Company’s principal executive offices to a location outside the Minneapolis-St. Paul Metropolitan Area; or

(d) a failure by the Company to comply with any provision of this Agreement;

provided, however, that the foregoing events shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

In addition, in order for Executive’s termination of his employment to be considered for Good Reason, such termination must occur within one (1) year after the event giving rise to such Good Reason.  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

“KEACIP” shall have the meaning set forth in Section 2.2(b) hereof.

“Notice of Termination” shall mean a notice specifying the Date of Termination.

“Pilot Bridge Agreement” shall have the meaning set forth in Section 2.2(c) hereof.

“SERP” shall have the meaning set forth in Section 2.5 hereof.

“Severance Payment” shall have the meaning set forth in Section 5.2(b) hereof.

“Inducement Payment” shall have the meaning set forth in Section 2.2(a) hereof.

12.   Executive Representation.

Except as disclosed on Schedule A attached hereto, Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

13.   Amendment.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and an authorized officer of the Company.

14.   Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota, without regard to principles of conflicts of laws.

15.   Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

16.   Arbitration.

Except as otherwise provided in Section 17 of this Agreement, all disputes and controversies arising from or in conjunction with Executive’s employment with, or any termination from, the Company and all disputes and controversies arising under or in connection with this Agreement (except claims for vested benefits brought under ERISA) shall be settled by mandatory arbitration conducted before one arbitrator having knowledge of employment law in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect.  In the event the parties cannot agree upon a single arbitrator, each party shall select an arbitrator and the two arbitrators so chosen shall then select a single arbitrator.  The arbitration shall be held in the Minneapolis/St. Paul metropolitan area at a location selected by the Company.  The determination of the arbitrator shall be made within thirty (30) days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties.  The parties hereby waive their right to a trial of any and all claims arising out of this Agreement or breach of this Agreement.  All costs and expenses incurred in connection with any arbitration including, without limitation, arbitrator and attorney’s fees, shall be paid by the non-prevailing party in the arbitration unless the arbitrator determines that such expenses must be otherwise allocated under applicable law to maintain the validity of this Section 16.

17.   Specific Performance.

Notwithstanding Section 16 of this Agreement, if Executive breaches or threatens to commit a breach of Section 6 of this Agreement, the Company shall have the right to specific performance (i.e., the right and remedy to have the terms and conditions of Section 6 specifically enforced by any court of competent jurisdiction), it being agreed that any breach or threatened breach of Section 6 would cause irreparable injury and that money damages may not provide an adequate remedy.

18.   Cooperation.

Executive shall provide his reasonable cooperation (subject to his reasonable availability) in connection with any investigation, action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement.

19.   Entire Agreement.

This Agreement, together with the Release contain the entire understanding between the Company and Executive with respect to Executive’s employment with the Company and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive with respect to Executive’s employment.

20.   Parent Undertaking.

Northwest Airlines Corporation, as parent corporation to the Company, hereby agrees to cause the Company to perform all of its obligations hereunder and Executive shall be deemed to have entered into this Agreement in reliance upon the undertaking set forth herein.

IN WITNESS WHEREOF, Northwest Airlines Corporation, the Company and Executive have executed this Agreement as of the day and year first above written.

NORTHWEST AIRLINES CORPORATION

By:	/c/ Douglas M. Steeenland
Douglas M. Steenland
Chief Executive Officer

NORTHWEST AIRLINES, INC.

By:	/c/ Douglas M. Steeenland
Douglas M. Steenland
Chief Executive Officer

EXECUTIVE:

/c/ Neal S. Cohen
Neal S. Cohen

Executive’s Address:

Schedule A

Executive is entitled to receive a success fee in certain circumstances in connection with services rendered by him prior to the Effective Date to Wexford Capital, provided that all services to be rendered by Executive in connection with such engagement shall be completed prior to the Effective Date except that at the request of Wexford Capital Executive may be required to provide such services during the ten (10) business day period following Executive’s termination of such engagement, which shall occur no later than the date of this Agreement.  In addition, Executive remains subject to certain confidentiality provisions related to his employment at US Airways and his engagement with Wexford Capital.

Attachment A

GENERAL RELEASE

WHEREAS,                          (the “Executive”) has been employed by Northwest Airlines, Inc. (“Northwest”); and

WHEREAS, Executive’s employment with Northwest has terminated; and

WHEREAS, Executive and Northwest have reached a full and final compromise and settlement of all matters, disputes, causes of action, claims, contentions and differences between them and Northwest’s divisions, merged entities and affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, stockholders, administrators, representatives, attorneys, insurers or fiduciaries, past, present or future (the “Released Parties”), including but not limited to any and all claims arising from or derivative of Executive’s employment with Northwest and his termination from employment with Northwest;

WHEREAS, in return for Northwest performing its obligations as provided for herein and as set forth in the Management Compensation Agreement dated as of                             ,                             , by and between Northwest and Executive (the “Agreement”), Executive will execute and comply fully with the terms of this General Release (the “Release”);

WHEREAS, Executive (i) understands that in executing the Release he is, inter alia, giving up rights and claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq.  (“ADEA”), and (ii) has been given a period of not less than twenty-one (21) days within which to consider this Release;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, Executive and Northwest agree and covenant as follows:

1.             By entering into this Release, the Released Parties do not admit, and each specifically denies any liability, wrongdoing or violation of any law, statute, regulations, agreement or policy.

2.             Executive’s employment with Northwest shall be terminated effective                             ,                             .

3.             In consideration of the obligations of Executive as set forth in this Release and the Agreement, and in full settlement and final satisfaction of any and all claims, contractual or otherwise, which Executive had, has or may have against Northwest and/or the Released Parties with respect to his employment, termination from employment with Northwest, or otherwise arising on or prior to the date of execution of this Release, Northwest shall pay to Executive the payments and benefits to which Executive is entitled under the Agreement.  This Release shall not pertain to any claim alleging that Northwest has failed to comply with any obligations created by this Release or that Northwest has failed to pay to Executive the payments and benefits to which Executive is entitled under the Agreement upon termination of Executive’s employment.

4.             (a)           Executive, for and in consideration of the payments as set forth in the Agreement and for other good and valuable consideration, hereby releases and forever discharges and covenants not to sue, and by this Release does release and forever discharge, the Released Parties of and from all debts, obligations, promises, covenants, collective bargaining obligations, agreements, contracts, endorsements, bonds, controversies, suits or causes of actions known or unknown, suspected or unsuspected, of every kind and nature whatsoever, which may heretofore have existed or which may now exist, including but not limited to those arising under the ADEA, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e, et seq., Executive Order 11246, 30 Fed. Reg. 12319; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001, et seq., the Americans With Disabilities Act, as amended, 42 U.S.C. Section 12101, et seq., the Federal Equal Pay Act, 29 U.S.C. Section 2061, et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701, et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601, et seq., the Minnesota Human Rights Act, Minn. Stat. Section 363.01, et seq., and any all state or local constitutions and/or laws regarding employment discrimination and/or federal, state or local constitutions and/or laws of any type or description regarding employment as well as any claim for breach of contract, wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, whistle-blowing, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy or any other theory or claim, whether legal or equitable, including but not limited to any claims arising from or derivative of Executive’s employment with Northwest and Executive’s termination of employment with Northwest or otherwise.  Executive acknowledges that he has not been discriminated against on the basis of age, sex, disability, race, ethnicity, religion or any other protected class status.

(b)           Without in any way limiting the foregoing, this Release shall not affect any present or future indemnification obligations that Northwest and the Released Parties may have to Executive pursuant to any charter, by-law, agreement or policy of insurance.

(c)           This Release shall not affect Executive’s rights under one or more Non-Qualified Stock Option Agreements, Deferred Stock Award Agreement or Phantom Stock Unit Award Agreement between Northwest and the Executive governing the terms of any stock option grant or other stock award outstanding on the date hereof, which rights shall continue to be governed by the terms of the agreement applicable to such stock option or other stock award.

5.     Executive covenants and agrees not to sue nor authorize any other party, either governmental or otherwise, to file any grievances, arbitration or commence any other proceeding, administrative or judicial, against the Released Parties in any court of law or equity, or before any administrative agency, with respect to any matter relating to this Agreement or to matters occurring during Executive’s employment with Northwest.

6.     The Released Parties and Executive understand and agree that the terms of this Release and the Agreement are confidential.

7.             Executive agrees not to make any untruthful or disparaging statements, written or oral, about Northwest, the Released Parties or Northwest’s personnel policies and practices to any of Northwest’s customers, competitors, suppliers, employees, former employees, or the press or other media.  Except as herein contemplated, Executive also agrees that he will not voluntarily participate in any proceeding of any kind brought against the Released Parties relating to this Agreement or to matters occurring during Executive’s employment with Northwest.

8.             (a)           The parties agree that this Release should be construed in accordance with the laws of the State of Minnesota, exclusive of Minnesota choice of law provisions.

(b)           The parties agree that any and all further legal proceedings between Executive and the Released Parties, whether arising under statute, constitutions, contract, common law or otherwise, including the issue of arbitrability, will be submitted for resolution exclusively pursuant to the arbitration provision contained in the Agreement.  The parties hereby waive their right to a trial of any and all claims arising out of this Release or breach of this Release.

(c)           Should any provision of this Release be found to be in violation of any law, or ineffective or barred for any reason whatsoever, the remainder of this Release shall be in full force and effect to the maximum extent permitted by law.

9.             Northwest and Executive agree to execute such other documents to take such other actions as may be reasonably necessary to further the purposes of this Release.

10.           (a)           Executive acknowledges and agrees that, in deciding to execute this Release, he has had the opportunity to consult with legal, financial and other personal advisors of his own choosing as he deems appropriate, in assessing whether to execute this Release.  Executive represents and acknowledges that no representations, statement, promise, inducement, threat or suggestion has been made by Northwest or the Released Parties to influence Executive to sign this Release except such statements as are expressly set forth herein.  Executive agrees that he has been given a minimum of twenty-one (21) days within which to consider the terms and effects of this Release insofar as it relates to settlement and release of potential claims under the ADEA, and to consult with, and to ask any questions that he may have of anyone, including legal counsel and other personal advisors of his own choosing, and that he has executed this Release voluntarily and with full understanding of its terms and effects.

(b)           Executive has the right to rescind this Release as far as it extends to potential claims under Minn. Stat. Ch. 363 (prohibiting discrimination in employment) by written notice to Northwest within 15 calendars days following the execution of this Release.  Executive also has the right to revoke this Release as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., by informing Northwest of his intent to revoke this Release within seven calendar days following the execution of this Release.  To be effective, notice, rescission or revocation must be in writing and must be delivered either by hand or by mail to the Secretary of Northwest at the following address:  Northwest Airlines, Inc., Department A1180, 2700 Lone Oak Parkway, Dept. A1180, Eagan, MN 55121, Attention:  Secretary, within the specified period.  If a notice of rescission or revocation is delivered by mail, it must be:  (i) postmarked within the 15 or 7 day period, respectively, (ii) properly addressed to the Secretary of Northwest as set forth above, and (iii) sent by certified mail return receipt requested.  This Release shall not become effective or enforceable until the 15 or 7 day periods described above have expired.  No payments shall be due, owing or paid by Northwest unless and until this Release becomes effective.

This Release may not be changed or modified, except by a written instrument signed by Executive and Northwest.

NORTHWEST AIRLINES, INC.	EXECUTIVE:

By:
Name:
Title: